                            FAIRWAY VIEW I APARTMENTS
                               2225 COLLEGE DRIVE
                             BATON ROUGE, LOUISIANA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 22, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JULY 17, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: FAIRWAY VIEW I APARTMENTS
    2225 COLLEGE DRIVE
    BATON ROUGE, EAST BATON ROUGE PARISH COUNTY, LOUISIANA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 242 units with a total of 204,628 square feet of rentable area. The improvements were built in 1974. The improvements are situated on 8.22 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 90% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 22, 2003 is:

                                  ($8,800,000)

                             Respectfully submitted,
                             AMERICAN APPRAISAL ASSOCIATES, INC.

                             -s- Frank Fehribach
                             ---------------------------------------------------
July 17, 2003                Frank Fehribach, MAI
#053272                      Managing Principal, Real Estate Group
                             Texas State Certified General Real Estate Appraiser
                             #TX-1323954-G

Report By:
Kim Cook

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary........................................................     4
Introduction.............................................................     9
Area Analysis............................................................    11
Market Analysis..........................................................    14
Site Analysis............................................................    16
Improvement Analysis.....................................................    16
Highest and Best Use.....................................................    17

                                    VALUATION

Valuation Procedure......................................................    18
Sales Comparison Approach................................................    20
Income Capitalization Approach...........................................    26
Reconciliation and Conclusion............................................    38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                    Fairway View I Apartments
LOCATION:                         2225 College Drive
                                  Baton Rouge, Louisiana

INTENDED USE OF ASSIGNMENT:       Court Settlement
PURPOSE OF APPRAISAL:             "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:               Fee simple estate

DATE OF VALUE:                    May 22, 2003
DATE OF REPORT:                   July 17, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:

    Size:                         8.22 acres, or 358,063 square feet
    Assessor Parcel No.:          006-1039-0
    Floodplain:                   Community Panel No. 2200580095D (May 17, 1993)
                                  Flood Zone X, an area outside the floodplain.
    Zoning:                       A-4 (General Residential)

BUILDING:

    No. of Units:                 242 Units
    Total NRA:                    204,628 Square Feet
    Average Unit Size:            846 Square Feet
    Apartment Density:            29.4 units per acre
    Year Built:                   1974

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                   Market Rent
                    Square    -------------------     Monthly      Annual
    Unit Type        Feet     Per Unit     Per SF     Income       Income
----------------    ------    --------    -------    --------    ----------
1Br/1Ba - 1A10        632       $540       $0.85     $ 11,880    $  142,560
1Br/1.5Ba - 1A15      632       $500       $0.79     $ 44,000    $  528,000
1Br/1Ba -1B10         675       $560       $0.83     $  7,280    $   87,360
2Br/1Ba - 2A10        862       $620       $0.72     $  6,200    $   74,400
2Br/1.5Ba - 2A15    1,089       $640       $0.59     $ 56,320    $  675,840
2Br/2Ba - 2A20        944       $580       $0.61     $  5,800    $   69,600
3Br/2Ba - 3A20      1,131       $680       $0.60     $  7,480    $   89,760
                                                     --------    ----------
                                           Total     $138,960    $1,667,520
                                                     ========    ==========

OCCUPANCY:                        90%
ECONOMIC LIFE:                    45 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

EFFECTIVE AGE:                    25 Years
REMAINING ECONOMIC LIFE:          20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

           [PICTURE]                                     [PICTURE]

EXTERIOR AND ENTRANCE TO SUBJECT            EXTERIOR - TYPICAL VIEW OF BUILDINGS

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:

    As Vacant:                Hold for future multi-family development
    As Improved:              Continuation as its current use

METHOD OF VALUATION:          In this instance, the Sales Comparison and Income
                              Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                            Amount                 $/Unit
                                                        -------------          --------------
DIRECT CAPITALIZATION
Potential Rental Income                                 $   1,667,520          $        6,891
Effective Gross Income                                  $   1,631,183          $        6,740
Operating Expenses                                      $     663,615          $        2,742     40.7% of EGI
Net Operating Income:                                   $     907,068          $        3,748

Capitalization Rate                                             10.50%
DIRECT CAPITALIZATION VALUE                             $   8,500,000 *        $35,124 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                          10 years
2002 Economic Vacancy                                   9%
Stabilized Vacancy & Collection Loss:                   9%
Lease-up / Stabilization Period                         N/A
Terminal Capitalization Rate                            11.50%
Discount Rate                                           12.50%
Selling Costs                                           2.00%
Growth Rates:
    Income                                              3.00%
    Expenses:                                           3.00%
DISCOUNTED CASH FLOW VALUE                              $   9,000,000 *        $37,190 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                  $   8,800,000          $36,364 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
    Range of Sales $/Unit (Unadjusted)                  $28,144 to $35,412
    Range of Sales $/Unit (Adjusted)                    $30,210 to $36,159
VALUE INDICATION - PRICE PER UNIT                       $   8,400,000 *        $34,711 / UNIT

EGIM ANALYSIS
    Range of EGIMs from Improved Sales                  4.80 to 5.76
    Selected EGIM for Subject                           5.20
    Subject's Projected EGI                             $   1,631,183
EGIM ANALYSIS CONCLUSION                                $   8,400,000 *        $34,711 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                        $   8,900,000 *        $36,777 / UNIT

RECONCILED SALES COMPARISON VALUE                       $   8,800,000          $36,364 / UNIT

----------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                                          $8,400,000
   NOI Per Unit                                            $8,900,000
   EGIM Multiplier                                         $8,400,000
INDICATED VALUE BY SALES COMPARISON                        $8,800,000          $36,364 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:                           $8,500,000
   Discounted Cash Flow Method:                            $9,000,000
INDICATED VALUE BY THE INCOME APPROACH                     $8,800,000          $36,364 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                       $8,800,000          $36,364 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 2225 College Drive, Baton Rouge, East Baton Rouge Parish County, Louisiana. Baton Rouge identifies it as 006-1039-0.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Kim Cook on May 22, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Kim Cook performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Kim Cook have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 22, 2003. The date of the report is July 17, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:


         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

    MARKETING PERIOD:             6 to 12 months
    EXPOSURE PERIOD:              6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in National Property Investors 6. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Baton Rouge, Louisiana. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - SR 73/Jefferson Highway
West   - South Acadian Thruway
South  - Interstate 10
North  - Florida Boulevard

MAJOR EMPLOYERS

Major employers in the subject's area include DSM-Copolymer Rubber & Chemical Co., Placid Refining Company, West Baton Rouge Parish Council, United Parcel Service, Inc., Trinity Industries, Perin Corporation, International Piping Systems, Ltd. and West baton Rouge School Board. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                       AREA
                                  ---------------------------------------------
          CATEGORY                1-Mi. RADIUS     3-Mi. RADIUS    5-Mi. RADIUS       MSA
---------------------------       ------------     ------------    ------------     --------
POPULATION TRENDS
Current Population                    7,022          86,665           190,375        615,414
5-Year Population                     7,082          87,078           194,814        648,890
% Change CY-5Y                          0.9%            0.5%              2.3%           5.4%
Annual Change CY-5Y                     0.2%            0.1%              0.5%           1.1%

HOUSEHOLDS
Current Households                    3,246          35,889            78,915        229,972
5-Year Projected Households           3,371          37,147            82,615        247,839
% Change CY - 5Y                        3.9%            3.5%              4.7%           7.8%
Annual Change CY-5Y                     0.8%            0.7%              0.9%           1.6%

INCOME TRENDS
Median Household Income             $42,522         $29,007          $ 29,012       $ 37,058
Per Capita Income                   $35,547         $22,927          $ 20,835       $ 19,752
Average Household Income            $80,604         $55,202          $ 50,271       $ 52,857

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                       AREA
                                  ----------------------------------------------
          CATEGORY                1-Mi. RADIUS     3-Mi. RADIUS     5-Mi. RADIUS        MSA
---------------------------       ------------     ------------     ------------     -------
HOUSING TRENDS
% of Households Renting               38.76%          41.50%            42.36%          28.39%
5-Year Projected % Renting            40.11%          41.99%            42.76%          27.69%

% of Households Owning                51.47%          41.62%            42.69%          61.26%
5-Year Projected % Owning             50.61%          41.83%            43.03%          62.64%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Bienville Towers Apartments, golf course
South - Vacant land, residential and retail uses
East - Fairway View II Apartments, horse farm, pastureland
West - Mature single-family subdivision

CONCLUSIONS

The subject is well located within the city of Baton Rouge. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                                 MARKET ANALYSIS

The subject property is located in the city of Baton Rouge in East Baton Rouge Parish County. The overall pace of development in the subject's market is more or less stable. Most of the new construction is outside the subject market. The most recent addition near the subject is the Gates at Citiplace, built in 1997 and located one mile south of the subject. This property offers 369 units in the highest quality, garden apartment complex in Baton Rouge. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

  Period             Region          Submarket
-----------          ------          ---------
Fall 2002             5.9%              5.3%
Spring 2002           4.5%              2.0%
Fall 2001             5.0%              5.0%
Spring 2001          10.7%              7.5%

Source: LSU Real Estate Research Institute Survey of Apartment Complexes in Baton Rouge, Fall 2002

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market. During 1995-2001, approximately 3,995 new units were added to this region, slowing rental rate increases, increasing vacancies to as high as 8.5% in 1998. As of 1999 and 2000, most of these units were absorbed. However, an additional 1,738 units were added during 2002-2003. Most of these units are currently under construction. For 2004, 617 are planned with another 168 pending. These additions to the existing supply could suppress rent increases for certain sectors of the city during the next 2-3 years. Studies suggest the subject market can absorb approximately 700 units/yr without a significant increase in vacancies.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

  Period             Region          % Change          Submarket          % Change
-----------          ------          --------          ---------          --------
Spring 2001           $554               -               $568                  -
Fall 2001             $557             0.5%              $570                0.4%
Spring 2002           $563             1.1%              $584                2.5%
Fall 2002             $564             0.2%              $578               -1.0%

Source: LSU Real Estate Research Institute Survey of Apartment Complexes in Baton Rouge, Fall 2002

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                             COMPETITIVE PROPERTIES

  No.                Property Name            Units       Ocpy.       Year Built               Proximity to subject
-------       --------------------------      -----       -----       ----------       ------------------------------------
 R-1          Bienville Towers                 137         97%         1974            Adjacent to subject
 R-2          Parc Fontaine Apartments          88         99%         1965            One mile north of subject
 R-3          Cobblestone at Essen             191         93%         1972            Three miles southeast of the subject
 R-4          Jefferson Place Apartments       234         91%         1986            Three miles east of the subject
 R-5          Warwick Apartments               188         98%         1992-94         Three miles east of the subject
Subject       Fairway View I Apartments        242         90%         1974

Vacancy rates were slightly higher in two- and three-bedroom units in the subject submarket and citywide. New properties coming on-line are targeting specific markets such as affluent LSU students. However, most of the units under construction in 2003 are more conventional luxury units. Few of the new properties will offer standard middle-grade units.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

    Site Area                 8.22 acres, or 358,063 square feet
    Shape                     Rectangular
    Topography                Level
    Utilities                 All necessary utilities are available to the site.
    Soil Conditions           Stable
    Easements Affecting Site  None other than typical utility easements
    Overall Site Appeal       Good
    Flood Zone:
      Community Panel         2200580095D, dated May 17, 1993
      Flood Zone              Zone X
    Zoning                    A-4, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                               ASSESSED VALUE - 2002
                     ---------------------------------------        TAX RATE /        PROPERTY
PARCEL NUMBER          LAND         BUILDING          TOTAL         MILL RATE           TAXES
-------------        -------        --------        --------        ----------        --------
006-1039-0           $28,000        $532,400        $560,400         0.09883          $55,386

IMPROVEMENT ANALYSIS

    Year Built                1974
    Number of Units           242
    Net Rentable Area         204,628 Square Feet
    Construction:
      Foundation              Reinforced concrete slab
      Frame                   Heavy or light wood
      Exterior Walls          Wood or vinyl siding
      Roof                    Built-up asphalt with or without gravel over a
                              wood truss structure
    Project Amenities         Amenities at the subject include a swimming pool,
                              tennis court, restaurant, laundry room, business
                              office, and parking area.
    Unit Amenities            Individual unit amenities include a garage,
                              balcony, fireplace, cable TV connection, vaulted ceiling, and washer dryer connection.
                              Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                               disposal, and oven.

Unit Mix:

                                                         Unit Area
   Unit Type                   Number of Units           (Sq. Ft.)
   ---------                   ---------------           ---------
1Br/1Ba - 1A10                        22                     632
1Br/1.5Ba - 1A15                      88                     632
1Br/1Ba -1B10                         13                     675
2Br/1Ba - 2A10                        10                     862
2Br/1.5Ba - 2A15                      88                   1,089
2Br/2Ba - 2A20                        10                     944
3Br/2Ba - 3A20                        11                   1,131

Overall Condition                         Average
Effective Age                             25 years
Economic Life                             45 years
Remaining Economic Life                   20 years
Deferred Maintenance                      The deferred maintenance at the
                                          subject property was estimated
                                          for a total amount of $95,000.

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1974 and consist of a 242-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                            COMPARABLE                      COMPARABLE
          DESCRIPTION                         SUBJECT                          I - 1                          I - 2
--------------------------------   ------------------------------   ----------------------------   -----------------------------
  Property Name                    Fairway View I Apartments        Kingston Point Apartments      Magnolia Trace Apartment

LOCATION:
  Address                          2225 College Drive               1919 Boulevard De Province     11585 N. Harrell's Ferry Rd
  City, State                      Baton Rouge, Louisiana           Baton Rouge, LA                Baton Rouge, LA
  County                           East Baton Rouge Parish          East Baton Rouge Parish        East Baton Rouge Parish
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           204,628                          149,853                        241,372
  Year Built                       1974                             1974-75                        1973
  Number of Units                  242                              156                            245
  Unit Mix:                             Type                Total       Type               Total       Type                Total
                                   1Br/1Ba - 1A10             22    Efficiency                1    1Br/1Ba, Flat             64
                                   1Br/1.5Ba - 1A15           88    1Br/1Ba, Flat            11    2Br/1.5Ba, Flat           59
                                   1Br/1Ba -1B10              13    1Br/1Ba, TH              15    2BR/1.5Ba, TH             52
                                   2Br/1Ba - 2A10             10    2BR/1Ba, Flat            27    3BR/1.5Ba, TH             14
                                   2Br/1.5Ba - 2A15           88    2BR/1Ba, TH              16    3BR/2.5Ba, TH             56
                                   2Br/2Ba - 2A20             10    2BR/2Ba, Flat            62
                                   3Br/2Ba - 3A20             11    3BR/2Ba, TH              24

  Average Unit Size (SF)           846                              961                            985
  Land Area (Acre)                 8.2200                           7.7420                         12.5100
  Density (Units/Acre)             29.4                             20.1                           19.6
  Parking Ratio (Spaces/Unit)      1.92                             1.99                           NA
  Parking Type (Gr., Cov., etc.)   Open                             Open                           Open
CONDITION:                         Average                          Average                        Average
APPEAL:                            Average                          Average                        Average
AMENITIES:
  Pool/Spa                         Yes/No                           Yes/No                         Yes/No
  Gym Room                         No                               No                             No
  Laundry Room                     Yes                              Yes                            Yes
  Secured Parking                  No                               Yes                            No
  Sport Courts                     No                               No                             Yes
  Washer/Dryer Connection          Yes (in 2&3 Br units)            Yes                            Yes

OCCUPANCY:                         90%                              93%                            90%
TRANSACTION DATA:
  Sale Date                                                         August, 2001                   January, 2001
  Sale Price ($)                                                    $4,446,000                     $6,895,212
  Grantor                                                           Kingston, Inc.                 Consolidated Capital Equity
                                                                                                   Partners, et al
  Grantee                                                           Pointe Camelot, LLC            Fairview, Inc.

  Sale Documentation                                                Document 942-11254             Document 799-11193
  Verification                                                      Selling Broker, Art            Confidential
  Telephone Number                                                  Lancaster
ESTIMATED PRO-FORMA:                                                  Total $   $/Unit     $/SF       Total $    $/Unit    $/SF
  Potential Gross Income                                             $947,840   $6,076     $6.33    $1,562,460   $6,377    $6.47
  Vacancy/Credit Loss                                                $ 66,439   $  426     $0.44    $  124,997   $  510    $0.52
  Effective Gross Income                                             $881,401   $5,650     $5.88    $1,437,463   $5,867    $5.96
  Operating Expenses                                                 $453,246   $2,905     $3.02    $  674,485   $2,753    $2.79
  Net Operating Income                                               $428,155   $2,745     $2.86    $  762,978   $3,114    $3.16
NOTES:                                                              Property amenities also        Complex is a low-rise, two-
                                                                    include a lake and walking     story property.
                                                                    bridges                        Sale price adjusted upward
                                                                                                   $25,000 for deferred maint
  PRICE PER UNIT                                                                $28,500                       $28,144
  PRICE PER SQUARE FOOT                                                         $ 29.67                       $ 28.57
  EXPENSE RATIO                                                                    51.4%                         46.9%
  EGIM                                                                             5.04                          4.80
  OVERALL CAP RATE                                                                 9.63%                        11.07%
  Cap Rate based on Pro Forma or Actual Income?                                ACTUAL

                                            COMPARABLE                     COMPARABLE                       COMPARABLE
          DESCRIPTION                         I - 3                           I - 4                           I - 5
--------------------------------   ----------------------------   -----------------------------   -----------------------------
  Property Name                    Sable Chase Apartments         Sharlo Apartments (now known    Goodwood Place Apartment
                                                                  as Azalea Point
LOCATION:
  Address                          1860 Boulevard De Province     2000 Brightside Lane            356 Apartment Court
  City, State                      Baton Rouge, LA                Baton Rouge, LA                 Baton Rouge, LA
  County                           East Baton Rouge Parish        East Baton Rouge Parish         East Baton Rouge Parish
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           184,920                        173,696                         187,456
  Year Built                       1978                           1975                            Late 1960's, updated
  Number of Units                  208                            200                             184
  Unit Mix:                           Type                Total     Type                  Total      Type                 Total
                                   1Br/1Ba                  52    1Br/1Ba                   48    Efficiency                 2
                                   1Br/1Ba                  52    2Br/2Ba                  112    1Br/1Ba                   48
                                   2 Br/1Ba                 56    3Br/2Ba                   40    2Br/1.5Ba, TH            102
                                   2 Br/1.5 Ba              28                                    2Br/2Ba, Flat             32
                                   3Br/2Ba                  16
                                   4Br/2Ba                   4

  Average Unit Size (SF)           889                            868                             1,019
  Land Area (Acre)                 9.5210                         9.4500                          7.5900
  Density (Units/Acre)             21.8                           21.2                            24.2
  Parking Ratio (Spaces/Unit)      NA                             2.00                            NA
  Parking Type (Gr., Cov., etc.)   Open                           Open                            Open
CONDITION:                         Good                           Good                            Average
APPEAL:                            Average                        Average                         Average
AMENITIES:
  Pool/Spa                         Yes/Yes                        Yes/No                          Yes/No
  Gym Room                         Yes                            No                              No
  Laundry Room                     Yes                            Yes                             Yes
  Secured Parking                  No                             No                              Yes
  Sport Courts                     Yes                            Yes                             No
  Washer/Dryer Connection          Yes                            Yes                             Yes

OCCUPANCY:                         91%                            93%                             98%
TRANSACTION DATA:
  Sale Date                        December, 2000                 October, 2000                   January, 2000
  Sale Price ($)                   $6,508,000                     $7,082,446                      $5,548,936
  Grantor                          Sablechase @ Sherwood          Beal Bank, SSB                  Goodwood Investors, LLC
                                   Partnership
  Grantee                          Sable Chase Operating          Fairview, Inc.                  Sheltering Palms Baton Rouge,
                                   Associates                                                     LLC
  Sale Documentation               Document 888-11180             Document 603-11164              Document 761-11089
  Verification                     David Treppendahl,             Confidential                    Grantee
  Telephone Number                 Selling Broker
ESTIMATED PRO-FORMA:                  Total $    $/Unit   $/SF       Total $    $/Unit    $/SF       Total $    $/Unit    $/SF
  Potential Gross Income            $1,241,000   $5,966   $6.71    $1,482,600   $7,413    $8.54    $1,081,200   $5,876    $5.77
  Vacancy/Credit Loss               $  111,690   $  537   $0.60    $  103,782   $  519    $0.60    $   75,684   $  411    $0.40
  Effective Gross Income            $1,129,310   $5,429   $6.11    $1,378,818   $6,894    $7.94    $1,005,516   $5,465    $5.36
  Operating Expenses                $  528,112   $2,539   $2.86    $  606,342   $3,032    $3.49    $  431,848   $2,347    $2.30
  Net Operating Income              $  601,198   $2,890   $3.25    $  772,476   $3,862    $4.45    $  573,668   $3,118    $3.06
NOTES:                             Opposite Comp 1; SP            None                            None
                                   includes $175,000 for def
                                   maintenance & $92,000
                                   for fav FNMA financing
  PRICE PER UNIT                             $31,288                         $35,412                         $30,157
  PRICE PER SQUARE FOOT                      $ 35.19                         $ 40.77                         $ 29.60
  EXPENSE RATIO                                 46.8%                           44.0%                           42.9%
  EGIM                                          5.76                            5.14                            5.52
  OVERALL CAP RATE                              9.24%                          10.91%                          10.34%
  Cap Rate based on Pro Forma or            PRO FORMA                                                      PRO FORMA
  Actual Income?

AMERICAN APPRAISAL ASSOCIATES, INC.         SALES COMPARISON APPROACH    PAGE 22
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $28,144 to $35,412 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $30,210 to $36,159 per unit with a mean or average adjusted price of $34,232 per unit. The median adjusted price is $34,824 per unit. Based on the following analysis, we have concluded to a value of $35,000 per unit, which results in an "as is" value of $8,400,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.          SALES COMPARISON APPROACH PAGE 23
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

SALES ADJUSTMENT GRID

                                                                             COMPARABLE                       COMPARABLE
           DESCRIPTION                       SUBJECT                            I - 1                            I - 2
-----------------------------------    -------------------------     --------------------------      ---------------------------
  Property Name                        Fairway View I Apartments     Kingston Point Apartments       Magnolia Trace Apartment

  Address                              2225 College Drive            1919 Boulevard De Province      11585 N. Harrell's Ferry Rd
  City                                 Baton Rouge, Louisiana        Baton Rouge, LA                 Baton Rouge, LA
  Sale Date                                                          August, 2001                    January, 2001
  Sale Price ($)                                                     $4,446,000                      $6,895,212
  Net Rentable Area (SF)               204,628                       149,853                         241,372
  Number of Units                      242                           156                             245
  Price Per Unit                                                     $28,500                         $28,144
  Year Built                           1974                          1974-75                         1973
  Land Area (Acre)                     8.2200                        7.7420                          12.5100
VALUE ADJUSTMENTS                            DESCRIPTION                 DESCRIPTION       ADJ.          DESCRIPTION        ADJ.
  Property Rights Conveyed             Fee Simple Estate             Fee Simple Estate      0%       Fee Simple Estate       0%
  Financing                                                          Cash To Seller         0%       Cash To Seller          0%
  Conditions of Sale                                                 Arm's Length           0%       Arm's Length            0%
  Date of Sale (Time)                                                08-2001                6%       01-2001                 6%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                             $30,210                         $29,832
  Location                                                           Inferior               5%       Comparable              0%
  Number of Units                      242                           156                   -5%       245                     0%
  Quality / Appeal                     Good                          Comparable             0%       Inferior               10%
  Age / Condition                      1974                          1974-75 / Average      0%       1973 / Average          5%
  Occupancy at Sale                    90%                           93%                    0%       90%                     0%
  Amenities                            Good                          Comparable             0%       Inferior                5%
  Average Unit Size (SF)               846                           961                    0%       985                    -5%
PHYSICAL ADJUSTMENT                                                                         0%                              15%
FINAL ADJUSTED VALUE ($/UNIT)                                                   $30,210                         $34,307

                                                COMPARABLE                      COMPARABLE                    COMPARABLE
           DESCRIPTION                            I - 3                           I - 4                          I - 5
-----------------------------------    --------------------------    ----------------------------    ----------------------------
  Property Name                        Sable Chase Apartments        Sharlo Apartments (now known    Goodwood Place Apartment
                                                                     as Azalea Point
  Address                              1860 Boulevard De Province    2000 Brightside Lane            356 Apartment Court
  City                                 Baton Rouge, LA               Baton Rouge, LA                 Baton Rouge, LA
  Sale Date                            December, 2000                October, 2000                   January, 2000
  Sale Price ($)                       $6,508,000                    $7,082,446                      $5,548,936
  Net Rentable Area (SF)               184,920                       173,696                         187,456
  Number of Units                      208                           200                             184
  Price Per Unit                       $31,288                       $35,412                         $30,157
  Year Built                           1978                          1975                            Late 1960's, updated
  Land Area (Acre)                     9.5210                        9.4500                          7.5900
VALUE ADJUSTMENTS                           DESCRIPTION      ADJ.         DESCRIPTION        ADJ.         DESCRIPTION        ADJ.
  Property Rights Conveyed             Fee Simple Estate      0%     Fee Simple Estate        0%     Fee Simple Estate        0%
  Financing                            Cash To Seller         0%     Cash To Seller           0%     Cash To Seller           0%
  Conditions of Sale                   Arm's Length           0%     Arm's Length             0%     Arm's Length             0%
  Date of Sale (Time)                  12-2000                6%     10-2000                  6%     01-2000                  9%
VALUE AFTER TRANS. ADJUST. ($/UNIT)               $33,166                       $37,537                         $32,871
  Location                             Inferior               5%     Comparable               0%     Comparable               0%
  Number of Units                      208                    0%     200                      0%     184                     -5%
  Quality / Appeal                     Comparable             0%     Comparable               0%     Inferior                10%
  Age / Condition                      1978 / Good            0%     1975 / Good             -5%     Late 1960's, updated /  10%
  Occupancy at Sale                    91%                    0%     93%                      0%     98%                     -5%
  Amenities                            Comparable             0%     Comparable               0%     Inferior                 5%
  Average Unit Size (SF)               889                    0%     868                      0%     1,019                   -5%
PHYSICAL ADJUSTMENT                                           5%                             -5%                             10%
FINAL ADJUSTED VALUE ($/UNIT)                     $34,824                       $35,660                         $36,159

SUMMARY

VALUE RANGE (PER UNIT)                            $30,210  TO  $   36,159
MEAN (PER UNIT)                                   $34,232
MEDIAN (PER UNIT)                                 $34,824
VALUE CONCLUSION (PER UNIT)                       $35,000

VALUE OF IMPROVEMENT & MAIN SITE                                       $8,470,000
  DEFERRED MAINTENANCE                                                -$   95,000
VALUE INDICATED BY SALES COMPARISON APPROACH                           $8,375,000
ROUNDED                                                                $8,400,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                             NOI PER UNIT COMPARISON

COMPARABLE  NO. OF  SALE PRICE            NOI/      SUBJECT NOI   ADJUSTMENT   INDICATED
    NO.     UNITS   PRICE/UNIT   OAR    NOI/UNIT  SUBJ. NOI/UNIT    FACTOR    VALUE/UNIT
----------  ------  ----------  ------  --------  --------------  ----------  ----------
I-1           156   $4,446,000   9.63%  $428,155     $907,068        1.366      $38,922
                    $   28,500          $  2,745     $  3,748
I-2           245   $6,895,212  11.07%  $762,978     $907,068        1.204      $33,873
                    $   28,144          $  3,114     $  3,748
I-3           208   $6,508,000   9.24%  $601,198     $907,068        1.297      $40,575
                    $   31,288          $  2,890     $  3,748
I-4           200   $7,082,446  10.91%  $772,476     $907,068        0.970      $34,365
                    $   35,412          $  3,862     $  3,748
I-5           184   $5,548,936  10.34%  $573,668     $907,068        1.202      $36,255
                    $   30,157          $  3,118     $  3,748

                                   PRICE/UNIT

Low          High       Average      Median
$33,873     $40,575     $36,798     $36,255

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                    $   37,000
Number of Units                                    242
Value                                       $8,954,000
   Deferred Maintenance                    -$   95,000
                                           -----------
Value Based on NOI Analysis                 $8,859,000
                                Rounded     $8,900,000

The adjusted sales indicate a range of value between $33,873 and $40,575 per unit, with an average of $36,798 per unit. Based on the subject's competitive position within the improved sales, a value of $37,000 per unit is estimated. This indicates an "as is" market value of $8,900,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH PAGE 25
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                    SALE PRICE
COMPARABLE  NO. OF  ----------    EFFECTIVE   OPERATING            SUBJECT
    NO.     UNITS   PRICE/UNIT  GROSS INCOME   EXPENSE     OER   PROJECTED OER     EGIM
----------  ------  ----------  ------------  ---------  ------  -------------  ----------
I-1           156   $4,446,000   $  881,401   $453,246   51.42%                   5.04
                    $   28,500
I-2           245   $6,895,212   $1,437,463   $674,485   46.92%                   4.80
                    $   28,144
I-3           208   $6,508,000   $1,129,310   $528,112   46.76%                   5.76
                    $   31,288                                       40.68%
I-4           200   $7,082,446   $1,378,818   $606,342   43.98%                   5.14
                    $   35,412
I-5           184   $5,548,936   $1,005,516   $431,848   42.95%                   5.52
                    $   30,157

                                      EGIM

Low          High       Average     Median
-------     -------     -------     -------
4.80          5.76       5.25         5.14

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                     5.20
Subject EGI                                 $1,631,183
Value                                       $8,482,153
  Deferred Maintenance                     -$   95,000
                                           -----------
Value Based on EGIM Analysis                $8,387,153
                                Rounded     $8,400,000

                  Value Per Unit            $   34,711

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 40.68% before reserves. The comparable sales indicate a range of expense ratios from 42.95% to 51.42%, while their EGIMs range from 4.80 to 5.76. Overall, we conclude to an EGIM of 5.20, which results in an "as is" value estimate in the EGIM Analysis of $8,400,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $8,800,000.

Price Per Unit                              $8,400,000
NOI Per Unit                                $8,900,000
EGIM Analysis                               $8,400,000

Sales Comparison Conclusion                 $8,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.     INCOME CAPITALIZATION APPROACH PAGE 26
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.     INCOME CAPITALIZATION APPROACH PAGE 27
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                       Average
                    Unit Area    ------------------
   Unit Type        (Sq. Ft.)    Per Unit    Per SF   % Occupied
----------------    ---------    --------    ------   ----------
1Br/1Ba - 1A10         632         $535       $0.85       90.5%
1Br/1.5Ba - 1A15       632         $500       $0.79       92.1%
1Br/1Ba -1B10          675         $530       $0.79       84.6%
2Br/1Ba - 2A10         862         $557       $0.65       90.0%
2Br/1.5Ba - 2A15      1089         $641       $0.59       87.5%
2Br/2Ba - 2A20         944         $667       $0.71      100.0%
3Br/2Ba - 3A20        1131         $756       $0.67      100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                                  RENT ANALYSIS

                                                                               COMPARABLE RENTS
                                                            ----------------------------------------------------------
                                                               R-1         R-2         R-3         R-4         R-5
                                                            ---------  ----------  -----------  ----------  ----------
                                                                          Parc                   Jefferson
                                                            Bienville   Fontaine   Cobblestone    Place      Warwick
                                                             Towers    Apartments   at Essen    Apartments  Apartments
                                                            ----------------------------------------------------------
                                                                              COMPARISON TO SUBJECT
                                          SUBJECT  SUBJECT  ----------------------------------------------------------
                            SUBJECT UNIT   ACTUAL   ASKING  Slightly    Slightly    Slightly
      DESCRIPTION              TYPE         RENT     RENT   Inferior    Inferior    Superior     Superior    Superior
------------------------  --------------  -------  -------  ---------  ----------  -----------  ----------  ----------
Monthly Rent              1BR/1BA - 1A10  $  535    $  534              $  525       $  665
Unit Area (SF)                               632       632                 620          648
Monthly Rent Per Sq. Ft.                  $ 0.85    $ 0.84              $ 0.85       $ 1.03

Monthly Rent              1BR/1.5BA -     $  500    $  561   $  550
Unit Area (SF)            1A15               632       632      740
Monthly Rent Per Sq. Ft.                  $ 0.79    $ 0.89   $ 0.74

Monthly Rent              1BR/1BA -1B10   $  530    $  571   $  575                                           $  640
Unit Area (SF)                               675       675      740                                              750
Monthly Rent Per Sq. Ft.                  $ 0.79    $ 0.85   $ 0.78                                           $ 0.85

Monthly Rent              2BR/1BA - 2A10  $  557    $  651   $  634     $  615       $  890                   $  740
Unit Area (SF)                               862       862      923        970          995                      990
Monthly Rent Per Sq. Ft.                  $ 0.65    $ 0.76   $ 0.69     $ 0.63       $ 0.89                   $ 0.75

Monthly Rent              2BR/1.5BA -     $  641    $  641   $  655     $  625       $  774                   $  740
Unit Area (SF)            2A15             1,089     1,089    1,156        970        1,070                    1,029
Monthly Rent Per Sq. Ft.                  $ 0.59    $ 0.59   $ 0.57     $ 0.64       $ 0.72                   $ 0.72

Monthly Rent              2BR/2BA - 2A20  $  667    $  681   $  705                               $  871      $  772
Unit Area (SF)                               944       944    1,084                                1,250       1,047
Monthly Rent Per Sq. Ft.                  $ 0.71    $ 0.72   $ 0.65                               $ 0.70      $ 0.74

Monthly Rent              3BR/2BA - 3A20  $  756    $  839   $  855     $  715       $  975       $1,086      $  960
Unit Area (SF)                             1,131     1,131    1,120      1,270        1,265        1,559       1,242
Monthly Rent Per Sq. Ft.                  $ 0.67    $ 0.74   $ 0.76     $ 0.56       $ 0.77       $ 0.70      $ 0.77

      DESCRIPTION           MIN    MAX    MEDIAN  AVERAGE
------------------------  ------  ------  ------  -------
Monthly Rent              $  525  $  665  $  595  $  595
Unit Area (SF)               620     648     634     634
Monthly Rent Per Sq. Ft.  $ 0.85  $ 1.03  $ 0.94  $ 0.94

Monthly Rent              $  550  $  550  $  550  $  550
Unit Area (SF)               740     740     740     740
Monthly Rent Per Sq. Ft.  $ 0.74  $ 0.74  $ 0.74  $ 0.74

Monthly Rent              $  575  $  640  $  608  $  608
Unit Area (SF)               740     750     745     745
Monthly Rent Per Sq. Ft.  $ 0.78  $ 0.85  $ 0.82  $ 0.82

Monthly Rent              $  615  $  890  $  687  $  720
Unit Area (SF)               923     995     980     970
Monthly Rent Per Sq. Ft.  $ 0.63  $ 0.89  $ 0.72  $ 0.74

Monthly Rent              $  625  $  774  $  698  $  698
Unit Area (SF)               970   1,156   1,049   1,056
Monthly Rent Per Sq. Ft.  $ 0.57  $ 0.72  $ 0.68  $ 0.66

Monthly Rent              $  705  $  871  $  772  $  783
Unit Area (SF)             1,047   1,250   1,084   1,127
Monthly Rent Per Sq. Ft.  $ 0.65  $ 0.74  $ 0.70  $ 0.69

Monthly Rent              $  715  $1,086  $  960  $  918
Unit Area (SF)             1,120   1,559   1,265   1,291
Monthly Rent Per Sq. Ft.  $ 0.56  $ 0.77  $ 0.76  $ 0.71

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                        Market Rent
                                       Unit Area    ------------------     Monthly       Annual
   Unit Type        Number of Units    (Sq. Ft.)    Per Unit    Per SF     Income        Income
----------------    ---------------    ---------    --------    ------    ---------    -----------
1Br/1Ba - 1A10            22               632        $540       $0.85    $ 11,880     $  142,560
1Br/1.5Ba - 1A15          88               632        $500       $0.79    $ 44,000     $  528,000
1Br/1Ba -1B10             13               675        $560       $0.83    $  7,280     $   87,360
2Br/1Ba - 2A10            10               862        $620       $0.72    $  6,200     $   74,400
2Br/1.5Ba - 2A15          88             1,089        $640       $0.59    $ 56,320     $  675,840
2Br/2Ba - 2A20            10               944        $580       $0.61    $  5,800     $   69,600
3Br/2Ba - 3A20            11             1,131        $680       $0.60    $  7,480     $   89,760
                                                                          --------     ----------
                                                                 Total    $138,960     $1,667,520
                                                                          --------     ----------

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                              FISCAL YEAR     2000      FISCAL YEAR     2001      FISCAL YEAR     2002      FISCAL YEAR     2003
                              -----------------------   -----------------------   -----------------------   -----------------------
                                      ACTUAL                    ACTUAL                    ACTUAL               MANAGEMENT BUDGET
                              -----------------------   -----------------------   -----------------------   -----------------------
        DESCRIPTION             TOTAL       PER UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT
        -----------           ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Revenues
   Rental Income              $1,690,212   $    6,984   $1,658,885   $    6,855   $1,642,592   $    6,788   $1,628,744   $    6,730

   Vacancy                    $   87,364   $      361   $  129,750   $      536   $  129,533   $      535   $  152,084   $      628
   Credit Loss/Concessions    $   44,398   $      183   $   37,595   $      155   $   10,617   $       44   $    7,988   $       33
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
      Subtotal                $  131,762   $      544   $  167,345   $      692   $  140,150   $      579   $  160,072   $      661

   Laundry Income             $   18,314   $       76   $   14,765   $       61   $   16,062   $       66   $   20,240   $       84
   Garage Revenue             $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
   Other Misc. Revenue        $   82,797   $      342   $   76,784   $      317   $  112,695   $      466   $   96,820   $      400
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
      Subtotal Other Income   $  101,111   $      418   $   91,549   $      378   $  128,757   $      532   $  117,060   $      484

                              ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Effective Gross Income        $1,659,561   $    6,858   $1,583,089   $    6,542   $1,631,199   $    6,740   $1,585,732   $    6,553

Operating Expenses
   Taxes                      $   49,112   $      203   $   61,550   $      254   $   61,430   $      254   $   57,048   $      236
   Insurance                  $   31,861   $      132   $   47,684   $      197   $   42,305   $      175   $   45,072   $      186
   Utilities                  $   94,921   $      392   $  110,936   $      458   $  113,420   $      469   $  117,600   $      486
   Repair & Maintenance       $   32,444   $      134   $   22,443   $       93   $   25,356   $      105   $   30,000   $      124
   Cleaning                   $   10,442   $       43   $    7,618   $       31   $    5,621   $       23   $        0   $        0
   Landscaping                $   29,044   $      120   $   26,806   $      111   $   23,359   $       97   $   54,000   $      223
   Security                   $   19,255   $       80   $   19,010   $       79   $   11,330   $       47   $        0   $        0
   Marketing & Leasing        $   31,166   $      129   $   16,014   $       66   $   15,339   $       63   $   14,412   $       60
   General Administrative     $  226,995   $      938   $  257,741   $    1,065   $  222,163   $      918   $  204,172   $      844
   Management                 $   85,892   $      355   $   79,476   $      328   $   82,817   $      342   $   87,248   $      361
   Miscellaneous              $   62,060   $      256   $   52,102   $      215   $   82,073   $      339   $   68,560   $      283

                              ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Total Operating Expenses      $  673,192   $    2,782   $  701,380   $    2,898   $  685,213   $    2,831   $  678,112   $    2,802

   Reserves                   $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0

Net Income                    $  986,369   $    4,076   $  881,709   $    3,643   $  945,986   $    3,909   $  907,620   $    3,750

                              ANNUALIZED      2003
                              -----------------------
                                    PROJECTION                     AAA PROJECTION
                              -----------------------   ------------------------------------
        DESCRIPTION             TOTAL       PER UNIT      TOTAL       PER UNIT        %
        -----------           ----------   ----------   ----------   ----------   ----------
Revenues
   Rental Income              $1,679,456   $    6,940   $1,667,520   $    6,891     100.0%

   Vacancy                    $  112,744   $      466   $  116,726   $      482       7.0%
   Credit Loss/Concessions    $   24,700   $      102   $   33,350   $      138       2.0%
                              ----------   ----------   ----------   ----------   -------
      Subtotal                $  137,444   $      568   $  150,077   $      620       9.0%

   Laundry Income             $   21,216   $       88   $   16,940   $       70       1.0%
   Garage Revenue             $        0   $        0   $        0   $        0       0.0%
   Other Misc. Revenue        $   55,828   $      231   $   96,800   $      400       5.8%
                              ----------   ----------   ----------   ----------   -------
      Subtotal Other Income   $   77,044   $      318   $  113,740   $      470       6.8%

                              ----------   ----------   ----------   ----------   -------
Effective Gross Income        $1,619,056   $    6,690   $1,631,183   $    6,740     100.0%

Operating Expenses
   Taxes                      $   57,740   $      239   $   84,700   $      350       5.2%
   Insurance                  $   43,260   $      179   $   43,560   $      180       2.7%
   Utilities                  $  113,356   $      468   $  114,950   $      475       7.0%
   Repair & Maintenance       $   37,240   $      154   $   30,250   $      125       1.9%
   Cleaning                   $   14,316   $       59   $    9,680   $       40       0.6%
   Landscaping                $   33,160   $      137   $   32,670   $      135       2.0%
   Security                   $   16,504   $       68   $   16,940   $       70       1.0%
   Marketing & Leasing        $   15,140   $       63   $   15,730   $       65       1.0%
   General Administrative     $  196,588   $      812   $  205,700   $      850      12.6%
   Management                 $   85,012   $      351   $   48,935   $      202       3.0%
   Miscellaneous              $  140,324   $      580   $   60,500   $      250       3.7%

                              ----------   ----------   ----------   ----------   -------
Total Operating Expenses      $  752,640   $    3,110   $  663,615   $    2,742      40.7%

   Reserves                   $        0   $        0   $   60,500   $      250       9.1%

Net Income                    $  866,416   $    3,580   $  907,068   $    3,748      55.6%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 9% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are some major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an additional $95,000 has been deducted.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                              CAPITALIZATION RATES
            -------------------------------------------------
                  GOING-IN                      TERMINAL
            --------------------            -----------------
            LOW            HIGH             LOW         HIGH
            ----           -----            ----        -----
RANGE       6.00%          10.00%           7.00%       10.00%
AVERAGE            8.14%                          8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.  SALE DATE  OCCUP.  PRICE/UNIT   OAR
---------  ---------  ------  ----------  -----
   I-1       Aug-01    93%     $28,500     9.63%
   I-2       Jan-01    90%     $28,144    11.07%
   I-3       Dec-00    91%     $31,288     9.24%
   I-4       Oct-00    93%     $35,412    10.91%
   I-5       Jan-00    98%     $30,157    10.34%
                                    High  11.07%
                                     Low   9.24%
                                 Average  10.24%

Based on this information, we have concluded the subject's overall capitalization rate should be 10.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 11.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.50% indicates a value of $9,000,000. In this instance, the reversion figure contributes approximately 36% of the total value. Investors surveyed for this assignment indicated they

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

DISCOUNTED CASH FLOW ANALYSIS

                            FAIRWAY VIEW I APARTMENTS

                 YEAR                     APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
             FISCAL YEAR                     1             2             3             4             5             6
             -----------                 ----------    ----------    ----------    ----------    ----------    ----------
REVENUE
    Base Rent                            $1,667,520    $1,717,546    $1,769,072    $1,822,144    $1,876,808    $1,933,113

    Vacancy                              $  116,726    $  120,228    $  123,835    $  127,550    $  131,377    $  135,318
    Credit Loss                          $   33,350    $   34,351    $   35,381    $   36,443    $   37,536    $   38,662
    Concessions                          $        0    $        0    $        0    $        0    $        0    $        0
                                         ----------    ----------    ----------    ----------    ----------    ----------
        Subtotal                         $  150,077    $  154,579    $  159,216    $  163,993    $  168,913    $  173,980

    Laundry Income                       $   16,940    $   17,448    $   17,972    $   18,511    $   19,066    $   19,638
    Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
    Other Misc. Revenue                  $   96,800    $   99,704    $  102,695    $  105,776    $  108,949    $  112,218
                                         ----------    ----------    ----------    ----------    ----------    ----------
            Subtotal Other Income        $  113,740    $  117,152    $  120,667    $  124,287    $  128,015    $  131,856

                                         ----------    ----------    ----------    ----------    ----------    ----------
EFFECTIVE GROSS INCOME                   $1,631,183    $1,680,119    $1,730,522    $1,782,438    $1,835,911    $1,890,988

OPERATING EXPENSES:
    Taxes                                $   84,700    $   87,241    $   89,858    $   92,554    $   95,331    $   98,191
    Insurance                            $   43,560    $   44,867    $   46,213    $   47,599    $   49,027    $   50,498
    Utilities                            $  114,950    $  118,399    $  121,950    $  125,609    $  129,377    $  133,259
    Repair & Maintenance                 $   30,250    $   31,158    $   32,092    $   33,055    $   34,047    $   35,068
    Cleaning                             $    9,680    $    9,970    $   10,270    $   10,578    $   10,895    $   11,222
    Landscaping                          $   32,670    $   33,650    $   34,660    $   35,699    $   36,770    $   37,873
    Security                             $   16,940    $   17,448    $   17,972    $   18,511    $   19,066    $   19,638
    Marketing & Leasing                  $   15,730    $   16,202    $   16,688    $   17,189    $   17,704    $   18,235
    General Administrative               $  205,700    $  211,871    $  218,227    $  224,774    $  231,517    $  238,463
    Management                           $   48,935    $   50,404    $   51,916    $   53,473    $   55,077    $   56,730
    Miscellaneous                        $   60,500    $   62,315    $   64,184    $   66,110    $   68,093    $   70,136

                                         ----------    ----------    ----------    ----------    ----------    ----------
TOTAL OPERATING EXPENSES                 $  663,615    $  683,524    $  704,030    $  725,151    $  746,905    $  769,312

    Reserves                             $   60,500    $   62,315    $   64,184    $   66,110    $   68,093    $   70,136

                                         ----------    ----------    ----------    ----------    ----------    ----------
NET OPERATING INCOME                     $  907,068    $  934,280    $  962,308    $  991,177    $1,020,913    $1,051,540

    Operating Expense Ratio (% of EGI)         40.7%         40.7%         40.7%         40.7%         40.7%         40.7%
    Operating Expense Per Unit           $    2,742    $    2,824    $    2,909    $    2,996    $    3,086    $    3,179

                 YEAR                     APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
             FISCAL YEAR                     7             8             9             10            11
             -----------                 ----------    ----------    ----------    ----------    ----------
REVENUE
    Base Rent                            $1,991,106    $2,050,839    $2,112,364    $2,175,735    $2,241,007

    Vacancy                              $  139,377    $  143,559    $  147,866    $  152,301    $  156,871
    Credit Loss                          $   39,822    $   41,017    $   42,247    $   43,515    $   44,820
    Concessions                          $        0    $        0    $        0    $        0    $        0
                                         ----------    ----------    ----------    ----------    ----------
        Subtotal                         $  179,200    $  184,576    $  190,113    $  195,816    $  201,691

    Laundry Income                       $   20,227    $   20,834    $   21,459    $   22,103    $   22,766
    Garage Revenue                       $        0    $        0    $        0    $        0    $        0
    Other Misc. Revenue                  $  115,584    $  119,052    $  122,623    $  126,302    $  130,091
                                         ----------    ----------    ----------    ----------    ----------
            Subtotal Other Income        $  135,812    $  139,886    $  144,082    $  148,405    $  152,857

                                         ----------    ----------    ----------    ----------    ----------
EFFECTIVE GROSS INCOME                   $1,947,718    $2,006,150    $2,066,334    $2,128,324    $2,192,174

OPERATING EXPENSES:
    Taxes                                $  101,136    $  104,170    $  107,295    $  110,514    $  113,830
    Insurance                            $   52,013    $   53,573    $   55,181    $   56,836    $   58,541
    Utilities                            $  137,256    $  141,374    $  145,615    $  149,984    $  154,483
    Repair & Maintenance                 $   36,120    $   37,204    $   38,320    $   39,469    $   40,653
    Cleaning                             $   11,558    $   11,905    $   12,262    $   12,630    $   13,009
    Landscaping                          $   39,010    $   40,180    $   41,385    $   42,627    $   43,906
    Security                             $   20,227    $   20,834    $   21,459    $   22,103    $   22,766
    Marketing & Leasing                  $   18,782    $   19,346    $   19,926    $   20,524    $   21,140
    General Administrative               $  245,617    $  252,985    $  260,575    $  268,392    $  276,444
    Management                           $   58,432    $   60,184    $   61,990    $   63,850    $   65,765
    Miscellaneous                        $   72,240    $   74,407    $   76,640    $   78,939    $   81,307

                                         ----------    ----------    ----------    ----------    ----------
TOTAL OPERATING EXPENSES                 $  792,392    $  816,163    $  840,648    $  865,868    $  891,844

    Reserves                             $   72,240    $   74,407    $   76,640    $   78,939    $   81,307

                                         ----------    ----------    ----------    ----------    ----------
NET OPERATING INCOME                     $1,083,086    $1,115,579    $1,149,046    $1,183,518    $1,219,023

    Operating Expense Ratio (% of EGI)         40.7%         40.7%         40.7%         40.7%         40.7%
    Operating Expense Per Unit           $    3,274    $    3,373    $    3,474    $    3,578    $    3,685

Estimated Stabilized NOI        $907,068   Sales Expense Rate       2.00%
Months to Stabilized                   1   Discount Rate           12.50%
Stabilized Occupancy                93.0%  Terminal Cap Rate       11.50%

Gross Residual Sale Price              $10,600,201                  Deferred Maintenance            -$   95,000
  Less: Sales Expense                  $   212,004                  Add: Excess Land                 $        0
                                       -----------
Net Residual Sale Price                $10,388,197                  Other Adjustments                $        0
                                                                                                     ----------
PV of Reversion                        $ 3,199,005                  Value Indicated By "DCF"         $9,034,259
Add: NPV of NOI                        $ 5,930,254                                    Rounded        $9,000,000
                                       -----------
PV Total                               $ 9,129,259

                          "DCF" VALUE SENSITIVITY TABLE

                                                           DISCOUNT RATE
                         --------------------------------------------------------------------------------
      TOTAL VALUE          12.00%           12.25%             12.50%           12.75%           13.00%
      -----------        ----------       ----------         ----------       ----------       ----------
               11.00%    $9,564,693       $9,418,134         $9,274,669       $9,134,221       $8,996,717
TERMINAL       11.25%    $9,486,987       $9,342,142         $9,200,348       $9,061,532       $8,925,621
CAP RATE       11.50%    $9,412,660       $9,269,453         $9,129,259       $8,992,004       $8,857,615
               11.75%    $9,341,496       $9,199,858         $9,061,195       $8,925,434       $8,792,504
               12.00%    $9,273,297       $9,133,163         $8,995,967       $8,861,638       $8,730,105

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 10.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                           FAIRWAY VIEW I APARTMENTS

                                                             TOTAL        PER Sq. Ft.   PER UNIT     % OF EGI
                                                          ------------    -----------   --------     --------
REVENUE
           Base Rent                                       $ 1,667,520    $      8.15   $  6,891

           Less: Vacancy & Collection Loss         9.00%   $   150,077    $      0.73   $    620

           Plus: Other Income
               Laundry Income                              $    16,940    $      0.08   $     70       1.04%
               Garage Revenue                              $         0    $      0.00   $      0       0.00%
               Other Misc. Revenue                         $    96,800    $      0.47   $    400       5.93%
                                                           -----------    -----------   --------      ------
                   Subtotal Other Income                   $   113,740    $      0.56   $    470       6.97%

EFFECTIVE GROSS INCOME                                     $ 1,631,183    $      7.97   $  6,740

OPERATING EXPENSES:

           Taxes                                           $    84,700    $      0.41   $    350       5.19%
           Insurance                                       $    43,560    $      0.21   $    180       2.67%
           Utilities                                       $   114,950    $      0.56   $    475       7.05%
           Repair & Maintenance                            $    30,250    $      0.15   $    125       1.85%
           Cleaning                                        $     9,680    $      0.05   $     40       0.59%
           Landscaping                                     $    32,670    $      0.16   $    135       2.00%
           Security                                        $    16,940    $      0.08   $     70       1.04%
           Marketing & Leasing                             $    15,730    $      0.08   $     65       0.96%
           General Administrative                          $   205,700    $      1.01   $    850      12.61%
           Management                              3.00%   $    48,935    $      0.24   $    202       3.00%
           Miscellaneous                                   $    60,500    $      0.30   $    250       3.71%

TOTAL OPERATING EXPENSES                                   $   663,615    $      3.24   $  2,742      40.68%

           Reserves                                        $    60,500    $      0.30   $    250       3.71%
                                                           -----------    -----------   --------      ------
NET OPERATING INCOME                                       $   907,068    $      4.43   $  3,748      55.61%

                                                           -----------    -----------   --------      ------

           "GOING IN" CAPITALIZATION RATE                        10.50%

           VALUE INDICATION                                $ 8,638,740    $     42.22   $ 35,697

           DEFERRED MAINTENANCE                           ($    95,000)

           "AS IS" VALUE INDICATION

               (DIRECT CAPITALIZATION APPROACH)            $ 8,543,740

                             ROUNDED                       $ 8,500,000    $     41.54   $ 35,124

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE           VALUE          ROUNDED          $/UNIT           $/SF
--------           -----          -------          ------           ----
  9.75%         $9,208,259       $9,200,000        $38,017         $44.96
 10.00%         $8,975,677       $9,000,000        $37,190         $43.98
 10.25%         $8,754,441       $8,800,000        $36,364         $43.00
 10.50%         $8,543,740       $8,500,000        $35,124         $41.54
 10.75%         $8,342,839       $8,300,000        $34,298         $40.56
 11.00%         $8,151,070       $8,200,000        $33,884         $40.07
 11.25%         $7,967,824       $8,000,000        $33,058         $39.10

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $8,500,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                             $9,000,000
Direct Capitalization Method                              $8,500,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $8,800,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                        RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                                   Not Utilized
Sales Comparison Approach                                        $8,800,000
Income Approach                                                  $8,800,000
Reconciled Value                                                 $8,800,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 22, 2003 the market value of the fee simple estate in the property is:

                                   $8,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                              SUBJECT PHOTOGRAPHS

           [PICTURE]                                     [PICTURE]

EXTERIOR AND ENTRANCE TO SUBJECT           EXTERIOR - TYPICAL VIEW OF  BUILDINGS

           [PICTURE]                                     [PICTURE]

EXTERIOR - TYPICAL CONDITION OF BUILDING AND            TENNIS COURT

           [PICTURE]                                     [PICTURE]

EXTERIOR - FAIRWAY VIEW CLUB RESTAURANT           TYPICAL LAUNDRY ROOM+G137

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                              SUBJECT PHOTOGRAPHS

           [PICTURE]                                        [PICTURE]

EXAMPLE OF PARKING LOT DEFERRED MAINTENANCE                VIEW OF POOL

           [PICTURE]                                        [PICTURE]

INTERIOR - APARTMENT UNIT                          INTERIOR - APARTMENT UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

      COMPARABLE I-1              COMPARABLE I-2            COMPARABLE I-3
KINGSTON POINT APARTMENTS    MAGNOLIA TRACE APARTMENT   SABLE CHASE APARTMENTS
1919 Boulevard De Province      11585 N. Harrell's    1860 Boulevard De Province
      Baton Rouge, LA                Ferry Rd            Baton Rouge, LA
                                  Baton Rouge, LA
       [PICTURE]                                             [PICTURE]
                                    [PICTURE]

    COMPARABLE I-4                COMPARABLE I-5
SHARLO APARTMENTS (NOW      GOODWOOD PLACE APARTMENT
 KNOWN AS AZALEA POINT          356 Apartment Court
 2000 Brightside Lane            Baton Rouge, LA
   Baton Rouge, LA
                                    [PICTURE]
       [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                    COMPARABLE
           DESCRIPTION                              SUBJECT                                           R - 1
           -----------                              -------                                           -----
  Property Name                  Fairway View I Apartments                     Bienville Towers
  Management Company             AIMCO                                         Patrician Management
LOCATION:
  Address                        2225 College Drive                            2100 College Drive
  City, State                    Baton Rouge, Louisiana                        Baton Rouge, LA
  County                         East Baton Rouge Parish                       East Baton Rouge Parish
  Proximity to Subject                                                         Adjacent to subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)         204,628                                       126,251
  Year Built                     1974                                          1974
  Effective Age                  25                                            25
  Building Structure Type        Vinyl siding, flat roofs                      Brick veneer, mansard-style roofs
  Parking Type (Gr., Cov., etc.) Open                                          Open
  Number of Units                242                                           137
  Unit Mix:                            Type             Unit   Qty.  Mo. Rent      Type            Unit   Qty.   Mo.
                                 1 1Br/1Ba - 1A10         632   22     $535    3 1Br/1Ba             740   44   $575
                                 2 1Br/1.5Ba - 1A15       632   88     $500    2 1Br/1Ba, TH         740    1   $550
                                 3 1Br/1Ba-1B10           675   13     $530    4 2Br/1Ba             900   18   $625
                                 4 2Br/1Ba - 2A10         862   10     $557    4 2Br/1Ba             940   25   $640
                                 5 2Br/1.5Ba - 2A15     1,089   88     $641    5 2Br/1.5Ba         1,156    1   $655
                                 6 2Br/2Ba - 2A20         944   10     $667    6 2Br/2Ba           1,075   19   $690
                                 7 3Br/2Ba - 3A20       1,131   11     $756    6 2Br/2Ba           1,090   27   $715
                                                                               7 3Br/2Ba           1,120    2   $855
  Average Unit Size (SF)         846                                           922
  Unit Breakdown:                  Efficiency         0%   2-Bedroom      39%    Efficiency        0%      2-Bedroom      66%
                                   1-Bedroom         61%   3-Bedroom       0%    1-Bedroom        33%      3-Bedroom       1%
CONDITION:                       Good                                          Average
APPEAL:                          Average                                       Average
AMENITIES:
  Unit Amenities                  X Attach. Garage     X    Vaulted Ceiling           Attach. Garage          Vaulted Ceiling
                                  X Balcony            X    W/D Connect.        X     Balcony            X    W/D Connect.
                                  X Fireplace                                         Fireplace
                                  X Cable TV Ready                              X     Cable TV Ready
  Project Amenities               X Swimming Pool                               X     Swimming Pool
                                    Spa/Jacuzzi             Car Wash                  Spa/Jacuzzi             Car Wash
                                    Basketball Court        BBQ Equipment             Basketball Court        BBQ Equipment
                                    Volleyball Court        Theater Room              Volleyball Court        Theater Room
                                    Sand Volley Ball        Meeting Hall              Sand Volley Ball        Meeting Hall
                                  X Tennis Court            Secured Parking           Tennis Court            Secured Parking
                                    Racquet Ball       X    Laundry Room              Racquet Ball       X    Laundry Room
                                    Jogging Track      X    Business Office           Jogging Track      X    Business Office
                                    Gym Room                                          Gym Room
                                  X Restaurant                                        Restaurant
OCCUPANCY:                       90%                                           97%
LEASING DATA:
  Available Leasing Terms        6 to 12 Months                                7 to 13 months
  Concessions                    1/2 to 1.5 Months Free on select units        Waive $25 App fee; decorative accent wall
  Pet Deposit                    $300                                          $300
  Utilities Paid by Tenant:       X Electric                Natural Gas         X Electric               Natural Gas
                                    Water                   Trash                 Water                  Trash
  Confirmation                   May 22, 2003; Deborah Zumo (Property Manager) May 27, 2003, Missy (Leasing Agent)
  Telephone Number               (225)926-9717                                 (225)928-9137
NOTES:                                                                         Chosen for its proximity to the subject
  COMPARISON TO SUBJECT:                                                       Slightly Inferior

                                                     COMPARABLE                                   COMPARABLE
           DESCRIPTION                                 R - 2                                         R - 3
           -----------                                 -----                                         -----
  Property Name                  Parc Fontaine Apartments                        Cobblestone at Essen
  Management Company             Patrician Management                            Wampold Management
LOCATION:
  Address                        1100 South Foster Drive                         5431 Essen Lane
  City, State                    Baton Rouge, LA                                 Baton Rouge, LA
  County                         East Baton Rouge Parish                         East Baton Rouge Parish
  Proximity to Subject           One mile north of subject                       Three miles southeast of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)         81,060                                          194,480
  Year Built                     1965                                            1972
  Effective Age                  25                                              25
  Building Structure Type        Vinyl siding, pitched composition shingle roofs Brick, pitched composition shingle roof
  Parking Type (Gr., Cov., etc.) Open                                            Open
  Number of Units                88                                              191
  Unit Mix:                         Type            Unit       Qty.     Mo.          Type              Unit   Qty.   Mo.
                                 1 1Br/1Ba            620       26     $525      1 1Br/1Ba              648    24   $665
                                 4 2Br/1Ba            970       30     $615      4 2Br/1Ba              995    28   $890
                                 5 2Br/1.5Ba          970       16     $625      5 2Br/1.5Ba, TH      1,152    71   $745
                                 7 3Br/2Ba          1,270       16     $715      5 2Br/1.5Ba            966    56   $810
                                                                                 7 3Br/2Ba            1,265    12   $975
  Average Unit Size (SF)         921                                             1,018
  Unit Breakdown:                  Efficiency       0%      2-Bedroom      52%     Efficiency        0%   2-Bedroom    81%
                                   1-Bedroom       30%      3-Bedroom      18%     1-Bedroom        13%   3-Bedroom     6%
CONDITION:                       Average                                         Good
APPEAL:                          Average                                         Good
AMENITIES:
  Unit Amenities                    Attach. Garage          Vaulted Ceiling        Attach. Garage          Vaulted Ceiling
                                    Balcony            X    W/D Connect.         X Balcony            X    W/D Connect.
                                    Fireplace                                      Fireplace
                                  X Cable TV Ready                               X Cable TV Ready
  Project Amenities               X Swimming Pool                                X Swimming Pool
                                    Spa/Jacuzzi             Car Wash               Spa/Jacuzzi             Car Wash
                                    Basketball Court   X    BBQ Equipment          Basketball Court   X    BBQ Equipment
                                    Volleyball Court        Theater Room           Volleyball Court        Theater Room
                                    Sand Volley Ball        Meeting Hall           Sand Volley Ball        Meeting Hall
                                    Tennis Court            Secured Parking        Tennis Court            Secured Parking
                                    Racquet Ball       X    Laundry Room           Racquet Ball       X    Laundry Room
                                    Jogging Track      X    Business Office        Jogging Track      X    Business Office
                                    Gym Room                                     X Gym Room
                                    Restaurant                                     Restaurant
OCCUPANCY:                       99%                                             93%
LEASING DATA:
  Available Leasing Terms        7 to 13 months                                  6, 9, or 12 months
  Concessions                    None                                            None
  Pet Deposit                    $300                                            $300
  Utilities Paid by Tenant:       X Electric                    Natural Gas       X Electric         Natural Gas
                                    Water                       Trash               Water            Trash
  Confirmation                   May 27, 2003; Emily (Leasing Agent)             May 27, 2003; Ashley (Leasing Agent)
  Telephone Number               (225)924-2738                                   (225)766-1851
NOTES:                           Renovated in 2000-2001                          None
                                 Chosen for its proximity to the subject
  COMPARISON TO SUBJECT:         Slightly Inferior                               Slightly Superior

                                                   COMPARABLE                                  COMPARABLE
           DESCRIPTION                               R - 4                                       R - 5
           -----------                               -----                                       -----
  Property Name                  Jefferson Place Apartments                 Warwick Apartments
  Management Company             AIMCO                                      Patrician Management
LOCATION:
  Address                        7975 N. Jefferson Place Circle             8001 Jefferson Highway
  City, State                    Baton Rouge, LA                            Baton Rouge, LA
  County                         East Baton Rouge Parish                    East Baton Rouge Parish
  Proximity to Subject           Three miles east of the subject            Three miles east of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)         325,300                                    172,244
  Year Built                     1986                                       1992-94
  Effective Age                  15                                         8
  Building Structure Type        Brick veneer, composition shingle roofs    Brick veneer, composition shingle roofs
  Parking Type (Gr., Cov., etc.) Open                                       Open
  Number of Units                234                                        188
  Unit Mix:                         Type          Unit   Qty.   Mo.               Type            Unit     Qty.      Mo.
                                 6 2Br/2Ba       1,250   128   $  871       3 1Br/1Ba               750     80      $640
                                 7 3Br/2Ba       1,500    76   $1,041       4 2Br/1.5Ba, TH         990     24      $740
                                 7 3Br/2Ba       1,710    30   $1,199       5 2Br/1Ba             1,029     12      $740
                                                                            6 2Br/2Ba             1,036      8      $790
                                                                            6 2Br/2Ba             1,046     20      $800
                                                                            6 2Br/1.5Ba, TH       1,049     40      $755
                                                                            7 3Br/2Ba             1,242      4      $960
  Average Unit Size (SF)         1,390                                      916
  Unit Breakdown:                   Efficiency       0%   2-Bedroom     55%   Efficiency        0%     2-Bedroom      55%
                                    1-Bedroom        0%   3-Bedroom     45%   1-Bedroom        43%     3-Bedroom       2%
CONDITION:                       Good                                       Good
APPEAL:                          Good                                       Good
AMENITIES:
  Unit Amenities                    Attach. Garage    X     Vaulted Ceiling    Attach. Garage         Vaulted Ceiling
                                  X Balcony           X     W/D Connect.     X Balcony           X    W/D Connect.
                                  X Fireplace                                X Fireplace
                                  X Cable TV Ready                           X Cable TV Ready
  Project Amenities               X Swimming Pool                            X Swimming Pool
                                  X Spa/Jacuzzi             Car Wash           Spa/Jacuzzi            Car Wash
                                  X Basketball Court  X     BBQ Equipment      Basketball Court  X    BBQ Equipment
                                    Volleyball Court        Theater Room       Volleyball Court       Theater Room
                                  X Sand Volley Ball  X     Meeting Hall       Sand Volley Ball       Meeting Hall
                                  X Tennis Court            Secured Parking    Tennis Court           Secured Parking
                                    Racquet Ball            Laundry Room       Racquet Ball      X    Laundry Room
                                    Jogging Track     X     Business Office    Jogging Track     X    Business Office
                                    Gym Room                                 X Gym Room
                                    Restaurant                                 Restaurant
OCCUPANCY:                       91%                                        98%
LEASING DATA:
  Available Leasing Terms        6 to 12 Months                             7 to 13 months
  Concessions                    1 - 1 1/2 Months Free                      1 - 1 1/2 Months Free
  Pet Deposit                    $300                                       $300 - $500
  Utilities Paid by Tenant:       X Electric           Natural Gas             Electric          X      Natural Gas
                                    Water              Trash                   Water                    Trash
  Confirmation                   May 27, 2003; Kristen (Leasing Agent)      May 27, 2003; (Leasing Agent)
  Telephone Number               (225)924-5921                              (225)924-1421
NOTES:                           None                                       None
  COMPARISON TO SUBJECT:         Superior                                   Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

  COMPARABLE R-1                COMPARABLE R-2                 COMPARABLE R-3
 BIENVILLE TOWERS          PARC FONTAINE APARTMENTS         COBBLESTONE AT ESSEN
2100 College Drive         1100 South Foster Drive            5431 Essen Lane
 Baton Rouge, LA               Baton Rouge, LA                Baton Rouge, LA

    [PICTURE]                     [PICTURE]                      [PICTURE]

        COMPARABLE R-4                 COMPARABLE R-5
  JEFFERSON PLACE APARTMENTS         WARWICK APARTMENTS
7975 N. Jefferson Place Circle     8001 Jefferson Highway
        Baton Rouge, LA               Baton Rouge, LA

          [PICTURE]                      [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Kim Cook provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                            -s- Frank Fehribach
                                       -----------------------------------------
                                            Frank Fehribach, MAI
                                       Managing Principal, Real Estate Group
                                       Texas State Certified General Real Estate
                                       Appraiser #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                             FRANK A. FEHRIBACH, MAI
                      MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

     Valuation             Mr. Fehribach has experience in valuations for resort
                           hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land;
                           regional malls; residential subdivision development;
                           and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                           Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

     Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION                  University of Texas - Arlington
                            Master of Science - Real Estate
                           University of Dallas
                            Master of Business Administration - Industrial Management
                            Bachelor of Arts - Economics

STATE                      State of Arizona
  CERTIFICATIONS            Certified General Real Estate Appraiser, #30828
                           State of Arkansas
                            State Certified General Appraiser, #CG1387N
                           State of Colorado
                            Certified General Appraiser, #CG40000445
                           State of Georgia
                            Certified General Real Property Appraiser, #218487
                           State of Michigan
                            Certified General Appraiser, #1201008081
                           State of Texas
                            Real Estate Salesman License, #407158 (Inactive)
                           State of Texas
                            State Certified General Real Estate Appraiser,
                            #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

PROFESSIONAL AFFILIATIONS  Appraisal Institute, MAI Designated Member Candidate
                           Member of the CCIM Institute pursuing Certified Commercial Investment Member (CCIM) designation

PUBLICATIONS               "An Analysis of the Determinants of Industrial
                           Property Valuation," Co-authored with Dr. Ronald C.
                           Rutherford and Dr. Mark Eakin, The Journal of Real
                           Estate Research, Vol. 8, No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
FAIRWAY VIEW I APARTMENTS, BATON ROUGE, LOUISIANA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.